Exhibit 99.1

         OIL STATES ANNOUNCES FIRST QUARTER EARNINGS OF $1.04 PER SHARE

     HOUSTON, May 3 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS) today reported net income for the quarter ended March 31, 2006 of $52.9 million, or $1.04 per diluted share. These results compare to $25.3 million, or $0.50 per diluted share, reported in the first quarter of 2005. Net income in the first quarter of 2006 included the recognition of a non- cash, pre-tax gain of $11.5 million, or an after-tax gain of $0.12 per diluted share, on the March 1, 2006 sale of the Company's workover services business to Boots & Coots International Well Control, Inc. (Boots & Coots) in exchange for stock and notes. Additionally, in connection with the Company's adoption of SFAS 123(R), which requires companies to begin expensing the estimated cost of stock option awards, the Company recorded pre-tax stock based compensation expense of $1.7 million, or $0.02 per diluted share, during the quarter.

     With continuing strong industry activity and contributions from recent capital investments and acquisitions, Oil States recognized year-over-year growth in revenues and EBITDA (defined as net income plus interest, taxes, depreciation and amortization) in the first quarter of 2006 of 49% and 77%, respectively, excluding the gain recognized from the sale of our workover services business.(A) Excluding the gain on sale, the Company generated $496.2 million of revenues and $93.0 million of EBITDA in the first quarter of 2006 compared to $331.9 million and $52.5 million, respectively, in the first quarter of 2005.

     Year-over-year improvements in all major business lines contributed to the record first quarter results. Well Site Services reported significantly higher revenues and EBITDA due to strong U.S. land drilling activity, contributions from Canada given a strong winter drilling season, capital investments made in the past year and contributions from the Elenburg and Stinger acquisitions completed in the first half of 2005. Offshore Products also generated improved revenues and EBITDA from the ongoing recovery in deepwater development spending and the Company's continued benefit from hurricane repair and upgrade work. In addition, the outlook for Offshore Products improved as its backlog almost doubled to $220.8 million. Tubular Services reported year-over year improvements in revenues and EBITDA due to increased U.S. drilling activity and the benefit of the acquisition of Phillips Casing and Tubing, L.P. ("Phillips"), completed in June 2005. During the quarter, Tubular Services realized a 55% year-over-year increase in shipments of oil country tubular goods ("OCTG").

     BUSINESS SEGMENT RESULTS

     Well Site Services

     Well Site Services reported record quarterly results in the first quarter of 2006, benefiting from a 19% increase in U.S. drilling activity (compared to the first quarter of 2005 as measured by the rig count), capital investments made over the past year and acquisitions completed in the segment. For the first quarter of 2006, excluding the gain on sale of the workover services business sold with an effective date of March 1, 2006, Well Site Services generated $190.7 million of revenues and $66.4 million of EBITDA compared to $127.6 million of revenues and $32.1 million of EBITDA in the first quarter of 2005. The 49% year-over-year increase in revenues and 107% increase in EBITDA at Well Site Services were primarily due to the acquisition of Stinger completed in May and June 2005, higher accommodations activity due to strong winter drilling activity in Canada, improving U.S. drilling and completion activity, benefits of recent capital expenditures primarily in the drilling services and rental tools businesses and improved pricing in several product lines. Workover services revenues and operating income are included for two months in 2006, ending on the March 1, 2006 sale date to Boots & Coots.

     The accommodations business generated $104.6 million of revenues and $29.2 million of EBITDA compared to $83.2 million and $19.8 million, respectively, in the first quarter of 2005. The accommodations business benefited from a 27% year-over-year increase in Canadian drilling activity (compared to the first quarter of 2005 as measured by the Canadian rig count) and a 30% increase in revenues from our operations in support of the oil sands developments in the region. Drilling Services reported revenues and EBITDA of $28.0 million and $13.4 million, respectively, in the first quarter of 2006 compared to $16.9 million of revenues and $5.4 million of EBITDA in the first quarter 2005 due to improved pricing, additional rigs added to the fleet and contributions from the Elenburg acquisition which closed on February 1, 2006. During the first quarter, rental tools generated $49.6 million of revenues and $20.9 million of EBITDA compared to $19.1 million of revenues and $5.9 million of EBITDA during the first quarter of 2005. This year-over-year growth was due to the Stinger acquisition, improved pricing and increased U.S. drilling and completion activity.

     Offshore Products

     Offshore Products generated $78.3 million of revenues and $12.8 million in EBITDA in the first quarter of 2006 compared to $66.5 million and $7.7 million, respectively, in the first quarter of 2005. Gross margin percentage for the first quarter increased to 25% from 21% in the first quarter of 2005 primarily due to improved throughput in the majority of the Company's manufacturing locations, improved contribution from higher margin connector products and increased service work and repair products delivered for hurricane recovery work. At the end of the first quarter of 2006, backlog totaled $220.8 million compared to $110.7 million as of December 31, 2005, and $99.8 million as of March 31, 2005. The increase in backlog was due primarily to the receipt of two mooring system orders and orders booked for connector products related to deepwater facilities, including Akpo and Neptune.

     Tubular Services

     In the first quarter of 2006, Tubular Services reported $227.2 million of revenues and $18.3 million of EBITDA compared to $137.9 million and $15.4 million, respectively, in the first quarter of 2005. With the 19% year-over-year increase in U.S. drilling activity and the contributions of the Phillips acquisition, Tubular Services shipments of OCTG increased 55% to 126,700 tons from 82,000 tons in the first quarter of 2005. Gross margins in the first quarter of 2006 declined to 9.3% from 13.0% in the first quarter of 2005 because of static OCTG mill pricing and a higher percentage of carbon OCTG sales. The lingering negative effects of the hurricanes on Gulf of Mexico drilling activity resulted in reduced demand for higher margin seamless alloy tubulars while strong land based drilling activity increased our lower margin carbon grade sales. The Company's OCTG inventory as of March 31, 2006 was $265.8 million compared to $274.2 million as of December 31, 2005, and $142.0 million as of March 31, 2005. As of March 31, 2006, approximately 60% of Oil States' OCTG inventory was committed to customer orders.

     "Oil States continued to demonstrate strong, balanced growth in the first quarter of 2006," stated Douglas E. Swanson, Oil States' President and Chief Executive Officer. "Our business benefited from the strategic investments in acquisitions and capital expenditures made over the past year, improving North American drilling and completion activity, growth in our Canadian oil sands activity and continued strength in our deepwater capital equipment business. Our current expectation for second quarter 2006 earnings is in a range of $0.65 to $0.70 per diluted share considering the normal seasonal declines in activity in our Canadian based operations."

     Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments - Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS.

     For more information on the Company, please visit Oil States
International's website at http://www.oilstatesintl.com .

     The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2005 filed by Oil States with the SEC on March 2, 2006.

                         Oil States International, Inc.
              Unaudited Condensed Consolidated Statements of Income
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                Three Months Ended March 31,
                                                ----------------------------
                                                    2006            2005
                                                ------------    ------------
Revenues                                        $    496,231    $    331,946
Costs and expenses:
  Cost of sales                                      378,233         260,653
  Selling, general and
   administrative expenses                            25,444          19,065
  Depreciation and amortization
   expense                                            12,886          10,228
  Other operating expense/
   (income)                                              465            (214)
Operating income                                      79,203          42,214
Interest expense                                      (4,796)         (2,314)
Interest income                                          273             131
Equity in earnings of
 unconsolidated affiliates                               684             144
Gain on sale of workover services
 business                                             11,494             ---
Other income                                             246             (98)
  Income before income taxes                          87,104          40,077
Income tax expense                                   (34,188)        (14,788)
  Net income                                    $     52,916    $     25,289

Net income per share
  Basic                                         $       1.08    $       0.51
  Diluted                                       $       1.04    $       0.50

Weighted average number of common
 shares outstanding
  Basic                                               49,208          49,669
  Diluted                                             51,022          50,560

                         Oil States International, Inc.
                           Consolidated Balance Sheets
                                 (in thousands)

                                                  Mar. 31,        Dec. 31,        Mar. 31,
                                                    2006            2005            2005
                                                ------------    ------------    ------------
                                                 (unaudited)      (audited)      (unaudited)
Assets
  Current assets
    Cash and cash equivalents                   $     11,999    $     15,298    $     21,188
    Accounts receivable, net                         302,296         274,070         214,766
    Inventories, net                                 368,687         360,926         230,712
    Prepaid expenses and other
     current assets                                   14,074          13,450           6,019
      Total current assets                           697,056         663,744         472,685
  Property, plant and equipment, net                 305,866         310,452         242,686
  Goodwill, net                                      330,431         339,703         272,014
  Investments in unconsolidated
   affiliates                                         31,730           2,265           1,334
  Other noncurrent assets                             47,138          26,708          12,446

Total assets                                    $  1,412,221    $  1,342,872    $  1,001,165

Liabilities and stockholders' equity
  Current liabilities
    Accounts payable and accrued
     liabilities                                $    197,129    $    214,504    $    143,695
    Income taxes                                      27,482           7,023          10,226
    Current portion of long-term
     debt                                              3,566           3,901             576
    Deferred revenue                                  33,243          34,046          27,798
    Other current liabilities                          3,814           3,223             438
      Total current liabilities                      265,234         262,697         182,733
  Long-term debt (B)                                 406,007         402,109         219,323
  Deferred income taxes                               38,936          35,259          32,299
  Other liabilities                                    8,392           8,823           7,708
      Total liabilities                              718,569         708,888         442,063

  Stockholders' equity
    Common stock                                         507             504             499
    Additional paid-in capital                       357,581         350,667         343,691
    Retained earnings                                342,909         289,993         193,469
    Accumulated other comprehensive
     income                                           23,202          23,137          21,760
    Treasury stock                                   (30,547)        (30,317)           (317)
      Total stockholders' equity                     693,652         633,984         559,102

Total liabilities and stockholders'
 equity                                         $  1,412,221    $  1,342,872    $  1,001,165


                         Oil States International, Inc.
                                  Segment Data
                                 (in thousands)
                                   (unaudited)

                                                Three Months Ended March 31,
                                                ----------------------------
                                                    2006            2005
                                                ------------    ------------
Revenues
    Accommodations                              $    104,589    $     83,194
    Rental Tools                                      49,588          19,057
    Drilling Services                                 28,018          16,854
    Workover Services (C)                              8,544           8,490

  Well Site Services                                 190,739         127,595
  Offshore Products                                   78,272          66,491
  Tubular Services                                   227,220         137,860
Total Revenues                                  $    496,231    $    331,946

EBITDA (A)
    Accommodations                              $     29,206    $     19,838
    Rental Tools                                      20,859           5,889
    Drilling Services                                 13,413           5,375
    Workover Services (C) (D)                         14,418           1,021

  Well Site Services                                  77,896          32,123
  Offshore Products                                   12,794           7,744
  Tubular Services                                    18,298          15,401
  Corporate / Other                                   (4,475)         (2,780)
Total EBITDA                                    $    104,513    $     52,488

Operating Income / (Loss)
    Accommodations                              $     25,359    $     17,092
    Rental Tools                                      16,893           3,263
    Drilling Services                                 11,781           4,173
    Workover Services (C)                              1,789              74

  Well Site Services                                  55,822          24,602
  Offshore Products                                   10,065           5,268
  Tubular Services                                    17,818          15,145
  Corporate / Other                                   (4,502)         (2,801)
Total Operating Income                          $     79,203    $     42,214

                         Oil States International, Inc.
                 Additional Quarterly Segment and Operating Data
                                   (unaudited)

                                                Three Months Ended March 31,
                                                ----------------------------
                                                    2006            2005
                                                ------------    ------------
Supplemental Operating Data
  Accommodations Operating
   Statistics
    Average Mandays Served                             9,567           9,225
    Average Camps Rented
      Canadian Side-by-Side Camps                         74              64
      US Offshore Steel Buildings
       (10 foot wide)                                    175             119

  Workover Services Operating
   Statistics (C)

    Average Units Available                               29              30
    Utilization                                         35.8%           33.5%
    Average Day Rate ($ in
     thousands per day)                         $       14.0    $        9.4
    Average Daily Cash Margin ($ in
     thousands per day)                         $        5.3    $        1.9

  Land Drilling Operating
   Statistics
    Average Rigs Available                                27              23
    Utilization                                         88.7%           86.0%
    Implied Day Rate ($ in
     thousands per day)                         $       12.8    $        9.6
    Implied Daily Cash Margin ($ in
     thousands per day)                         $        6.4    $        3.3

  Offshore Products Backlog ($ in
   millions)                                    $      220.8    $       99.8

  Tubular Services Operating Data
    Shipments (Tons in thousands)                      126.7            82.0
    Quarter end Inventory ($ in
     thousands)                                 $    265,846    $    141,989

                         Oil States International, Inc.
            Reconciliation of GAAP to Non-GAAP Financial Information
                                 (in thousands)
                                   (unaudited)

                                                Three Months Ended March 31,
                                                ----------------------------
                                                    2006            2005
                                                ------------    ------------
Net income                                      $     52,916    $     25,289
Income tax expense                                    34,188          14,788
Depreciation and amortization                         12,886          10,228
Interest income                                         (273)           (131)
Interest expense                                       4,796           2,314
     EBITDA                                     $    104,513    $     52,488

     (A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

     (B) As of March 31, 2006, the Company had approximately $87 million available under its revolving credit facility.

     (C) Reflects two months' results for the workover services business, which was sold to Boots & Coots International Well Control, Inc. effective on March 1, 2006.

     (D) Includes the $11.5 million non-cash, pre-tax gain from the sale of the workover services business to Boots & Coots International Well Control, Inc.

SOURCE  Oil States International, Inc.
     -0-                             05/03/2006
     /CONTACT:  Cindy B. Taylor of Oil States International, Inc.,
+1-713-652-0582/
     /Web site:  http://www.oilstatesintl.com /